Exhibit 99.1

Contact:

Doug Guarino	Thomas A. Bologna
Director of Corporate Relations of Inverness	Chairman, President & CEO, Ostex

Duane James	Cassie R. Vlk
Vice President of Finance, Inverness	Director of Investor Relations, Ostex
781-647-3900	206-292-8082

INVERNESS MEDICAL INNOVATIONS AND

OSTEX INTERNATIONAL AMEND MERGER AGREEMENT

WALTHAM, MA and SEATTLE, WA – February 19, 2003 — Inverness Medical Innovations, Inc. (Amex: IMA), a leading provider of women’s health and nutritional products and developer of advanced medical device technologies, and Ostex International, Inc. (Nasdaq NM: OSTX), a developer and marketer of tests based on proprietary technologies for the management of osteoporosis, announced today that they have amended the terms of their merger agreement entered into on September 6, 2002. The amendment reduces the aggregate number of shares of Inverness common stock to be issued in the merger in exchange for Ostex’ outstanding shares and to be reserved for the options and warrants to be assumed by Inverness from 2.3 million shares to 1.9 million shares. As a result, based on Ostex’ current capital structure, each share of Ostex common stock is expected to convert into approximately 0.1241 shares of Inverness common stock. The reduction is intended to increase the likelihood of Inverness receiving the consent of certain of its lenders to the merger and is based on Inverness’ and Ostex’ mutual desire to complete the proposed merger. The amendment also eliminates provisions in the original merger agreement which allowed either party to terminate the merger agreement at any time after November 15, 2002, if Inverness had not obtained the consent of certain of its lenders to the merger by such time. The closing remains subject to certain conditions, including Inverness obtaining the consent of its lenders to the merger and the approval of Ostex’ shareholders. Ron Zwanziger, Chairman, President & Chief Executive Officer of Inverness, stated: “Inverness has been working closely with its lenders to develop a proposal acceptable to the lenders. Inverness is optimistic that it will be able to satisfy its lenders’ requirements in a timely manner and obtain their consent to the merger.” Assuming that the closing conditions are satisfied, the parties expect the transaction to close in the second quarter of 2003.

Ostex International develops and commercializes disease management products for the treatment and prevention of osteoporosis and other collagen-related diseases. Ostex is the exclusive licensee of core collagen telopeptide technology and has a strong intellectual property position. Ostex is headquartered in Seattle, WA.

Inverness Medical Innovations manufactures and sells products for the women’s health market, and is engaged in the business of developing, manufacturing, and marketing advanced medical device technologies. Inverness is presently exploring new opportunities for its proprietary electrochemical and other technologies in a variety of professional diagnostic and consumer-oriented applications including immuno-diagnostics with a focus on women’s health and cardiology.  Inverness’ women’s health and nutritional products are distributed to consumers through established retail distribution networks such as Wal-Mart, Walgreens and CVS. Inverness is headquartered in Waltham, MA.

This press release contains forward-looking statements within the meaning of the federal securities laws. Actual results may differ materially due to numerous factors, including without limitation, the ability to satisfy the conditions to the consummation of the proposed merger, the timing and content of the approvals and consents, including consents of Inverness’ lenders, necessary to consummate the proposed merger, conditions in the capital markets in general and the healthcare capital markets specifically which may affect potential financing sources for the development of Inverness’ and/or Ostex’ business, the effect of any operational and financial covenants contained within the terms of any additional borrowings obtained prior to consummation of the proposed merger, and the risks and uncertainties described in Inverness’ and Ostex’ respective current and periodic reports filed with the Securities and Exchange Commission under the federal securities laws including Inverness’ and Ostex’ Annual Reports on Form 10-K/A and Form 10-K, respectively, for the year-ended December 31, 2001 and Inverness’ and Ostex’ respective Quarterly Reports on Form 10-Q for the quarter ended September 30, 2002. Neither Inverness nor Ostex undertakes any obligation to update any forward-looking statements.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

Inverness Medical Innovations and Ostex International have filed documents concerning the proposed merger with the Securities and Exchange Commission including a registration statement on Form S-4 (file no. 333-101078) containing a proxy statement/prospectus. WE URGE INVESTORS TO READ THE DOCUMENTS FILED AND TO BE FILED BY INVERNESS AND OSTEX, INCLUDING, MOST PARTICULARLY, THE DEFINITIVE PROXY STATEMENT/PROSPECTUS ONCE IT BECOMES AVAILABLE, BECAUSE THESE DOCUMENTS CONTAIN AND WILL CONTAIN IMPORTANT INFORMATION. Investors may obtain the proxy statement/prospectus and other documents that have or will be filed by Inverness and Ostex with the SEC free of charge at the SEC’s website (http://www.sec.gov) or by directing a request to Inverness Medical Innovations, Inc., 51 Sawyer Road, Suite 200, Waltham, Massachusetts 02453, Attn: Corporate Secretary, telephone (781) 647-3900 or Ostex International, Inc., 2203 Airport Way South, Suite 400, Seattle, Washington 98134, Attn: Corporate Secretary, telephone (206) 292-8082.

Ostex and its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the merger. Information about the directors and executive officers of Ostex and their ownership of Ostex common stock is set forth in the proxy statement for Ostex’ 2002 annual meeting of shareholders as filed with the SEC on March 28, 2002. Additional information about the interests of those participants may be obtained from reading the definitive proxy statement/prospectus regarding the proposed transaction when it becomes available.